Exhibit 99.1

News Release

FactSet Announces New Executive Vice President, Global Director of Sales

January 21, 2015 (Norwalk, CT) FactSet Research Systems (NYSE: FDS | NASDAQ: FDS) announced today that Scott Miller will join FactSet as Executive Vice President, Global Director of Sales and will report directly to FactSet’s President, Philip Snow. Mr. Miller succeeds Michael Frankenfield who will remain with the Company as a Vice Chairman, working in a senior executive sales advisory position.

Mr. Miller joins FactSet from Bloomberg L.P., where he had executive responsibility for enterprise accounts. Mr. Miller was a founding executive and Global Chief Operating Officer of Bloomberg’s Enterprise Products and Solutions Group, responsible for the strategy and execution of that group’s major initiatives and day-to-day management. Previously, Mr. Miller spent 10 years in sales leadership roles within Bloomberg’s Financial Products Group, including Head of Sales, Americas; Regional Sales Manager, Americas; Regional Sales Manager, EMEA; and National Sales Manager, EMEA. Earlier in his career, Mr. Miller worked in fixed income sales at Bank of Montreal in London. He started his career with Nesbitt Thomson in Toronto, Canada.

“Scott’s experience leading large, globally distributed sales organizations within the financial information industry makes him a natural fit for this position,” said Philip Snow, President, FactSet. “His global experience and deep understanding of the financial technology and data business complements FactSet’s business model and will help drive the next phase of FactSet’s growth.”

“FactSet is a trusted partner to thousands of financial institutions and investment professionals around the world and I couldn’t be more delighted to join such an innovative and service-oriented organization,” said Scott Miller. “I look forward to working with our sales team to identify new opportunities to help FactSet, our clients, and our partners achieve further success.”

About FactSet

FactSet, a global provider of financial information and analytics, helps the world’s best investment professionals outperform. More than 55,000 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet’s desktop analytics, mobile applications, and comprehensive data feeds. The Company has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom’s Great Places to Work and France’s Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.

Contact:

Rachel R. Stern

FactSet Research Systems Inc.

203.810.1000

FactSet Research Systems Inc.     601 Merritt 7   3rd floor   Norwalk, CT 06851    T 203.810.1000   F 203.810.1001